Exhibit 99.1
Contacts: Paul Arling (UEI) 714.918.9500
Becky Herrick (IR Agency) 415.433.3777

UNIVERSAL ELECTRONICS REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS
- Net sales increased 17% over second quarter 2012 -
- Operating income increased 46% over second quarter 2012 -
SANTA ANA, CA – August 8, 2013 – Universal Electronics Inc. (UEI), (NASDAQ: UEIC) reported financial results for the three and six months ended June 30, 2013.

Paul Arling, UEI's Chairman and CEO, stated: “We delivered better than expected second quarter 2013 results primarily due to strong sales in our subscription broadcasting business, especially in the U.S. and Latin America, as well as our consumer electronics OEM business. UEI is the market leader in wireless control technology for the connected home, but we are not stopping there; we are supplying the innovative solutions that address future evolutions in home entertainment. Our core business continues to grow as our customers are including more advanced technologies into their products, such as Bluetooth-enabled remote controls and onscreen navigation for televisions, which drives demand for a wide variety of UEI solutions. We continue to gain traction with our embedded app technologies such as UEI QuickSet and Control Plus as we work with some of the world's largest smart device companies. In fact, we expect to launch our embedded app technologies with mobile, IPTV and game console companies later in 2013 and into next year. With our market position, market approach and expanding market opportunity, we believe the future has never looked brighter.”
Adjusted Pro Forma Financial Results for the Three Months Ended June 30: 2013 Compared to 2012

•	Net sales were $136.1 million, compared to $116.7 million.

•	Business Category revenue was $124.2 million, compared to $103.9 million. The Business Category contributed 91% of total net sales, compared to 89%.

•	Consumer Category revenue was $11.9 million, compared to $12.8 million. The Consumer Category contributed 9% of total net sales, compared to 11%.

•	Gross margins were 28.0%, compared to 28.5%.

•	Operating expenses were $26.9 million, compared to $25.5 million.

•	Operating income was $11.2 million, compared to $7.7 million.

•	Net income was $7.2 million, or $0.47 per diluted share, compared to $6.2 million, or $0.41 per diluted share.

•	At June 30, 2013, cash and cash equivalents, net of debt, was $49.7 million, compared to $17.7 million at June 30, 2012.
Adjusted Pro Forma Financial Results for the Six Months Ended June 30: 2013 Compared to 2012

•	Net sales were $250.8 million, compared to $220.4 million.

•	Gross margins were 28.3%, compared to 28.1%.

•	Operating expenses were $54.6 million, compared to $50.3 million.

•	Operating income was $16.3 million, compared to $11.5 million.

•	Net income was $11.1 million, or $0.73 per diluted share, compared to $9.0 million, or $0.60 per diluted share.
Financial Outlook
For the third quarter of 2013, the company expects net sales to range between $136.0 million and $144.0 million, compared to $124.9 million in the third quarter of 2012. Adjusted pro forma earnings per diluted share for the third quarter of 2013 are expected to range from $0.48 to $0.58, compared to adjusted pro forma earnings per diluted share of $0.54 in the third quarter of 2012.

Conference Call Information
UEI’s management team will hold a conference call today, Thursday, August 8, 2013 at 4:30 p.m. ET / 1:30 p.m. PT, to discuss its second quarter 2013 earnings results, review recent activity and answer questions. To access the call in the U.S. please dial 877-655-6895 and for international calls dial 706-758-0299 approximately 10 minutes prior to the start of the conference. The conference ID is 21167281. The conference call will also be broadcast live over the Internet and available for replay for one year at www.uei.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 855-859-2056 and internationally, 404-537-3406. Enter access code 21167281.
Use of Non-GAAP Financial Metrics
Non-GAAP gross margins, Non-GAAP operating expenses, and Non-GAAP net income and earnings per share are supplemental measures of the company's performance that are not required by, and are not presented in accordance with GAAP. The non-GAAP information does not substitute for any performance measure derived in accordance with GAAP. Non-GAAP gross profit is defined as gross profit excluding depreciation expense related to the increase in fixed assets from cost to fair market value resulting from acquisitions. Non-GAAP operating expenses are defined as operating expenses excluding amortization of intangibles acquired and other employee related restructuring costs resulting from acquisitions. Non-GAAP net income is defined as net income from operations excluding the aforementioned items and the related tax effects as well as additional reserves recorded resulting from a tax audit in Hong Kong for years preceding our acquisition of Enson Assets Limited. A reconciliation of non-GAAP financial results to GAAP results is included at the end of this press release.
About Universal Electronics Inc.
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company's broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. More information is available at http://www.uei.com.
Safe Harbor Statement
This press release contains forward-looking statements that are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the benefits anticipated by the Company due to the continued strength of its core businesses; the continued innovation of products and technologies that will attract new customers in existing and new markets; the continued expansion of the Company's technologies into smart devices (such as smartphones, tablets, smart TVs, IPTV devices, game consoles and over-the-top-services); the continued global general economic conditions; the benefits the Company expects via the continued strength of its subscription broadcasting businesses in certain geographic areas including the U.S. and Latin America; and other factors described in the Company's filings with the U.S. Securities and Exchange Commission. The actual results the Company achieves may differ materially from any forward-looking statement due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

– Tables Follow –

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share-related data)
(Unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$49,745	$44,593
Accounts receivable, net	89,432	91,048
Inventories, net	100,050	84,381
Prepaid expenses and other current assets	3,654	3,661
Income tax receivable	6	270
Deferred income taxes	5,175	5,210
Total current assets	248,062	229,163
Property, plant, and equipment, net	76,337	77,706
Goodwill	30,876	30,890
Intangible assets, net	28,312	29,835
Other assets	5,195	5,361
Deferred income taxes	6,516	6,369
Total assets	$395,298	$379,324
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$65,947	$59,831
Line of credit	—	—
Accrued compensation	33,005	33,398
Accrued sales discounts, rebates and royalties	6,179	8,093
Accrued income taxes	3,253	3,668
Deferred income taxes	45	41
Other accrued expenses	9,758	10,644
Total current liabilities	118,187	115,675
Long-term liabilities:
Deferred income taxes	10,654	10,687
Income tax payable	525	525
Other long-term liabilities	2,055	1,787
Total liabilities	131,421	128,674
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 21,839,302 and 21,491,398 shares issued on June 30, 2013 and December 31, 2012, respectively	218	215
Paid-in capital	187,744	180,607
Accumulated other comprehensive income (loss)	576	1,052
Retained earnings	179,356	170,569
	367,894	352,443
Less cost of common stock in treasury, 6,619,048 and 6,516,382 shares on June 30, 2013 and December 31, 2012, respectively	(104,017)	(101,793)
Total stockholders’ equity	263,877	250,650
Total liabilities and stockholders’ equity	$395,298	$379,324

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales	$136,109	$116,704	$250,831	$220,436
Cost of sales	98,273	83,734	180,446	159,139
Gross profit	37,836	32,970	70,385	61,297
Research and development expenses	4,040	3,424	8,281	6,887
Selling, general and administrative expenses	23,820	23,080	48,233	45,632
Operating income	9,976	6,466	13,871	8,778
Interest income (expense), net	4	(51)	13	(88)
Other expense, net	(1,630)	(126)	(2,180)	(450)
Income before provision for income taxes	8,350	6,289	11,704	8,240
Provision for income taxes	2,509	1,136	2,917	1,455
Net income	$5,841	$5,153	$8,787	$6,785
Earnings per share:
Basic	$0.39	$0.35	$0.58	$0.46
Diluted	$0.38	$0.34	$0.57	$0.45
Shares used in computing earnings per share:
Basic	15,098	14,933	15,032	14,904
Diluted	15,419	15,048	15,322	15,080

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2013	2012
Cash provided by (used for) operating activities:
Net income	$8,787	$6,785
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	8,788	8,525
Provision for doubtful accounts	48	37
Provision for inventory write-downs	1,130	1,623
Deferred income taxes	(111)	6
Tax benefit from exercise of stock options and vested restricted stock	399	(72)
Excess tax benefit from stock-based compensation	(366)	(30)
Shares issued for employee benefit plan	446	468
Stock-based compensation	2,561	2,337
Changes in operating assets and liabilities:
Accounts receivable	638	(4,678)
Inventories	(16,996)	10,630
Prepaid expenses and other assets	143	(711)
Accounts payable and accrued expenses	2,647	(13,523)
Accrued income and other taxes	(168)	(2,796)
Net cash provided by (used for) operating activities	7,946	8,601
Cash used for investing activities:
Acquisition of property, plant, and equipment	(4,655)	(4,261)
Acquisition of intangible assets	(654)	(430)
Net cash used for investing activities	(5,309)	(4,691)
Cash provided by (used for) financing activities:
Issuance of debt	19,500	8,000
Payment of debt	(19,500)	(11,400)
Proceeds from stock options exercised	3,946	1,386
Treasury stock purchased	(2,435)	(486)
Excess tax benefit from stock-based compensation	366	30
Net cash provided by (used for) financing activities	1,877	(2,470)
Effect of exchange rate changes on cash	638	(124)
Net increase (decrease) in cash and cash equivalents	5,152	1,316
Cash and cash equivalents at beginning of year	44,593	29,372
Cash and cash equivalents at end of year	$49,745	$30,688

Supplemental Cash Flow Information:
Income taxes paid	$2,420	$5,354
Interest payments	$43	$176

UNIVERSAL ELECTRONICS INC.
RECONCILIATION OF ADJUSTED PRO FORMA FINANCIAL RESULTS
(In thousands, except share-related data)
(Unaudited)

	Three Months Ended June 30, 2013			Three Months Ended June 30, 2012
	GAAP	Adjustments	Adjusted Pro Forma	GAAP	Adjustments	Adjusted Pro Forma
Net sales	$136,109	$—	$136,109	$116,704	$—	$116,704
Cost of sales (1)	98,273	(277)	97,996	83,734	(277)	83,457
Gross profit	37,836	277	38,113	32,970	277	33,247
Research and development expenses	4,040	—	4,040	3,424	—	3,424
Selling, general and administrative expenses (2)	23,820	(966)	22,854	23,080	(965)	22,115
Operating income	9,976	1,243	11,219	6,466	1,242	7,708
Interest income (expense), net	4	—	4	(51)	—	(51)
Other income (expense), net	(1,630)	—	(1,630)	(126)	—	(126)
Income before provision for income taxes	8,350	1,243	9,593	6,289	1,242	7,531
Provision for income taxes (3)	2,509	(112)	2,397	1,136	238	1,374
Net income	$5,841	$1,355	$7,196	$5,153	$1,004	$6,157
Earnings per share diluted	$0.38	$0.09	$0.47	$0.34	$0.07	$0.41

	Six Months Ended June 30, 2013			Six Months Ended June 30, 2012
	GAAP	Adjustments	Adjusted Pro Forma	GAAP	Adjustments	Adjusted Pro Forma
Net sales	250,831	$—	$250,831	$220,436	$—	$220,436
Cost of sales (4)	180,446	(554)	179,892	159,139	(554)	158,585
Gross profit	70,385	554	70,939	61,297	554	61,851
Research and development expenses	8,281	—	8,281	6,887	—	6,887
Selling, general and administrative expenses (5)	48,233	(1,887)	46,346	45,632	(2,197)	43,435
Operating income	13,871	2,441	16,312	8,778	2,751	11,529
Interest income (expense), net	13	—	13	(88)	—	(88)
Other income (expense), net	(2,180)	—	(2,180)	(450)	—	(450)
Income before provision for income taxes	11,704	2,441	14,145	8,240	2,751	10,991
Provision for income taxes (6)	2,917	100	3,017	1,455	542	1,997
Net income	$8,787	$2,341	$11,128	$6,785	$2,209	$8,994
Earnings per share diluted	$0.57	$0.15	$0.73	$0.45	$0.15	$0.60

(1)	To reflect depreciation expense of $0.3 million for each of the three months ended June 30, 2013 and 2012, related to the mark-up in fixed assets from cost to fair value as a result of acquisitions.

(2)
To reflect amortization expense of $0.7 million for each of the three months ended June 30, 2013 and 2012, related to intangible assets acquired as part of acquisitions. Also, in the second quarter of 2013 and 2012, there were additional costs incurred relating primarily to other employee related restructuring costs.

(3)
To reflect the tax effect of the adjustments. In addition, the three months ended June 30, 2013 also includes $0.4 million of additional tax reserves recorded resulting from a tax audit in Hong Kong for years preceding our acquisition of Enson Assets Limited.

(4)	To reflect depreciation expense of $0.6 million for each of the six months ended June 30, 2013 and 2012, related to the mark-up in fixed assets from cost to fair value as a result of acquisitions.

(5)
To reflect amortization expense of $1.5 million for each of the six months ended June 30, 2013 and 2012, related to intangible assets acquired as part of acquisitions. Also, in the first six months of 2013 and 2012, there were additional costs incurred relating primarily to other employee related restructuring costs.

(6)
To reflect the tax effect of the adjustments. In addition, the six months ended June 30, 2013 also includes $0.4 million of additional tax reserves recorded resulting from a tax audit in Hong Kong for years preceding our acquisition of Enson Assets Limited.